EXHIBIT 99

For More Information:

Kari Seas, Stellent, Inc.
(952) 903-2131
kari.seas@stellent.com

Amanda Kohls or Jon Zurbey
Haberman & Associates, Inc.
(612) 338-3900
amanda@habermaninc.com
jon@habermaninc.com

WILLIAM BINCH JOINS STELLENT BOARD OF DIRECTORS

New member brings extensive experience in worldwide software sales and enterprise applications to Stellent board

EDEN PRAIRIE, MN, April 7, 2006 — Stellent, Inc. (Nasdaq: STEL), a global provider of content management solutions, announced today William Binch, an independent director, has joined its board of directors. With the addition of Binch, Stellent now has seven board members, six of whom are independent directors.

Binch brings extensive experience in worldwide sales, enterprise applications and analytics to Stellent. He currently is the lead director for SPSS Inc., a leading worldwide provider of predictive analytics software and solutions, and also is involved in other public and private board engagements. Binch formerly was chief executive officer (CEO) and chairman of SeeCommerce; senior vice president of worldwide sales and operations for Hyperion Solutions Corp./Arbor Software; and a senior executive at Business Objects and Prism — two business intelligence and data warehousing companies. Additionally, Binch held executive positions at Oracle, IBM, Itel and Fortune Systems.

“We are pleased to add someone of William’s caliber to Stellent’s board of directors,” said Robert Olson, president and CEO of Stellent. “Other than myself, our seven-member board is entirely made up of independent directors, of which we are extremely proud due to the expertise and corporate governance benefits these individuals bring to Stellent. We look forward to leveraging William’s deep business and industry experience, as we take Stellent to its next level of growth.”

About Stellent, Inc.

Stellent, Inc. (www.stellent.com) is a global provider of content management software solutions that drive rapid success for customers by enabling fast implementations and generating quick, broad user adoption. With Stellent Universal Content Management, customers can easily deploy multiple line-of-business applications — such as public Web sites, secure intranets and extranets, compliance processes, and marketing brand management — and also scale the technology to support multi-site management and enterprise-wide content management needs.

More than 4,500 customers worldwide — including Procter & Gamble, Merrill Lynch, Los Angeles County, The Home Depot, British Red Cross, ING, Vodafone, Georgia Pacific, Bayer Corp., Coca-Cola FEMSA and Genzyme Corp. — have selected Stellent solutions to power their content-centric business applications. Stellent is headquartered in Eden Prairie, Minn. and maintains offices throughout the United States, Europe and Asia-Pacific.

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Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties including, without limitation, risks of intellectual property litigation, risks in technology development and commercialization, risks in product development and market acceptance of and demand for the Company’s products, risks of downturns in economic conditions generally and in the enterprise content management and unstructured information management markets specifically, risks associated with competition and competitive pricing pressures, risks associated with foreign sales and higher customer concentration and other risks detailed in the Company’s filings with the Securities and Exchange Commission.

Stellent and the Stellent logo are registered trademarks or trademarks of Stellent, Inc. in the USA and other countries. Outside In and Quick View Plus are registered trademarks of Stellent Chicago, Inc. in the USA and other countries. All other trade names are the property of their respective owner.